Exhibit 2.2

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 17, 2017, by and between Evofem Biosciences, Inc., a Delaware corporation (the “Company”), and                     (“Stockholder”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). If the terms of this Agreement conflict in any way with the provisions of the Merger Agreement, then the provisions of this Agreement shall control.

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A. As of the date of this Agreement, Stockholder is the record owner or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the shares of capital stock of the Company set forth on Annex A hereto (all such shares of capital stock, the “Owned Shares,” and together with any New Shares (as defined below), the “Shares”).

B. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Company, Parent and Merger Sub (as defined below) to enter into that certain Agreement and Plan of Merger and Reorganization, dated as of October 17, 2017 (the “Merger Agreement”), by and among Neothetics, Inc., a Delaware corporation (“Parent”), Nobelli Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger”).

C. Stockholder understands and acknowledges that the Company, Merger Sub and Parent are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Restrictions on Shares.

(a) Except as contemplated by the Reorganization, Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber (except for encumbrances created by this Agreement or arising under applicable law) any of the Shares, or enter into any agreement or other arrangement relating thereto, at any time prior to the Expiration Time (as defined below); provided, however, that Stockholder may, subject to the terms of agreements by and between the Company and Stockholder as of the date hereof, (i) distribute any of the Shares to its partners, members and equity holders (as applicable), (ii) transfer the Shares to its Affiliates, or (iii) transfer any of the Shares upon the dissolution of Stockholder; provided, further, that any such transfer shall be permitted only if, as a condition to the effectiveness of such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement. As used herein, the term “Expiration Time” shall mean the earliest occurrence of (A) the Effective Time, (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (C) such date and time designated by mutual written agreement between the parties hereto, and (D) any change to the terms of the Merger Agreement (x) without the prior written consent of Stockholder that (1) reduces or changes the form of the Merger Consideration or any other

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consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Stockholder, (2) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Stockholder, or (3) imposes any material restrictions or obligations on Stockholder or (y) that otherwise amends the Merger Agreement in any material respect without prior written consent of Stockholder, such consent not to be unreasonably withheld.

(b) Except pursuant to the terms of this Agreement, Stockholder shall not, following the date hereof, directly or indirectly, (i) grant any proxies or powers of attorney with respect to any of the Shares or (ii) deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares, in each case with respect to any matter that is in contravention of the obligations of Stockholder under this Agreement with respect to the Shares.

(c) Except as otherwise provided herein, Stockholder shall not, in his, her or its capacity as a stockholder or equity holder of the Company, directly or indirectly, take any action that violates or conflicts with, or would make any representation or warrant contained herein untrue or incorrect or that would have the effect of impairing the ability of Stockholder to perform, his, her or its obligations under this Agreement, or that would have the effect of preventing or delaying the consummation of any of the transactions contemplated hereby.

(d) Any shares of Company Capital Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, including by reason of any additional investment, stock split, stock dividend, reclassification, recapitalization or other similar transaction (including as a result of the Reorganization) or pursuant to the exercise of options or warrants to purchase such shares or the conversion of any debt (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised a portion of the Shares and shall be deemed to be included in the Shares for the purposes hereof.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters at which Stockholder is entitled to vote Shares, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company pursuant to which Stockholder is entitled to give or withhold consent with respect to any of the following matters, Stockholder shall participate and vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined in Section 2(b) below), the Shares (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other matter that is reasonably necessary to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, the approval of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Company Common Stock from 157,836,540 authorized shares to 322,836,540 authorized shares and the approval of the issuance of warrants to purchase up to approximately 158,999,371 shares of Company Common Stock to Investor as an inducement to Investor to enter into the Financing Agreement and (ii) against any Adverse Proposal (as defined below); provided that nothing in this Agreement shall (A) require Stockholder to be present (in person or by proxy) or vote any Shares to amend the Merger Agreement, or take any action that results or would reasonably be expected to result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (1) decreases the

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amount or changes the form of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Stockholder, (2) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Stockholder, or (3) imposes any material restrictions or obligations on Stockholder, or (4) otherwise amends the Merger Agreement in any material respect (without, in the case of clause (4), the prior written consent of Stockholder, not to be unreasonably withheld) or (B) preclude Stockholder from exercising full power and authority to vote the Shares in Stockholder’s sole discretion for or against any proposal submitted to a vote of the stockholders of the Company to approve any payment which would, in the absence of such approval, constitute a parachute payment under Section 280G of the Code. For purposes of this Agreement, “Adverse Proposal” means any proposal (A) made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement, (B) for any change in a majority of the board of directors of the Company, (C) for any amendment to the Company’s certificate of incorporation or bylaws, except as specifically provided in this Agreement or the Merger Agreement, (D) for any material change in the capitalization of the Company or the Company’s corporate structure or in the terms of any security of the Company, or otherwise obligating the Company to grant any security, except in each case as specifically provided in this Agreement or the Merger Agreement, or (E) for any other matter that would reasonably be expected to impede, interfere with, materially delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement. Any such vote shall be cast (and each consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(b) Concurrently with the execution and delivery of this Agreement, Stockholder shall (and shall cause the record holder of the Shares to) deliver to the Company a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy shall become effective solely in the event of any failure by Stockholder to act in accordance with its obligations as to voting or executing a written consent in accordance with the requirements of Section 2(a). Such Proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Time, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of the stockholders of the Company or action or approval by written resolution or consent of the stockholders of the Company with respect to the matters contemplated by Section 2(a) covering all of the Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Notwithstanding anything to the contrary in this Agreement, such Proxy shall not apply to any proposal submitted to a vote of the stockholders of the Company to approve any matter referred to in the proviso to the first sentence of Section 2(a), and Stockholder shall continue to have full power and authority to vote the Shares in Stockholder’s sole discretion for or against any such proposal. Upon the execution of this Agreement by Stockholder, (x) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2(a) and (y) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of the Proxy, from and after the date hereof and prior to the Expiration Time. Any vote, written consent or other action executed or taken by the holder(s) of the Proxy in accordance with the terms thereof, shall prevail and supersede any vote, written consent or other action executed or taken by Stockholder to the contrary.

(c) For the avoidance of doubt, except as expressly set forth in this Agreement, nothing in this Agreement shall limit the right of Stockholder to vote in favor of or against or to abstain with respect to any matter presented to the Company’s stockholders not addressed by this Agreement.

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3. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to the Company and Parent as follows:

(a) Stockholder is the beneficial or record owner of the Owned Shares. The Owned Shares constitute the Stockholders’ entire interest in the outstanding shares of the capital stock of the Company as of the date hereof, and other than the Owned Shares, Company Options and Company Warrants set forth on Annex A hereto, Stockholder is not the beneficial or record holders of, and do not exercise voting power over, any other outstanding shares of capital stock of the Company. Stockholder has sole right to vote and execute Stockholder written consents, sole power of disposition and sole power to agree to and to issue instructions with respect to the matters contemplated herein, in each case with respect to all of the Owned Shares, with no restrictions on Stockholder’s rights and powers of voting or disposition pertaining thereto (except as existing under the Stockholder Agreement or Registration Rights Agreement, created by this Agreement or arising under applicable federal and state securities laws), and no Person other than Stockholder has a beneficial interest in or a right to acquire or vote any of the Owned Shares (other than, if Stockholder is an entity, the rights and interests of Persons that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law. The Owned Shares are and will be at all times up until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature (other than any encumbrances existing under the Stockholder Agreement or Registration Rights Agreement, created by this Agreement or arising under applicable federal and state securities laws) that could adversely affect the Merger, the Merger Agreement, or the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement. The foregoing representations and warranties in this Section 3(a) shall be true and correct as of the Closing with respect to the Shares, Company Options and Company Warrants owned by Stockholder as of the date thereof, including with respect to any New Shares acquired by Stockholder as a result of the Reorganization. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted.

(c) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(d) The execution and delivery of this Agreement does not, and the performance by Stockholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any Person under, any provisions of the organizational documents of Stockholder (if applicable), or any Contract, law, rule, regulation, judgment, order or decree to which Stockholder is a

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party or by which Stockholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or materially delay Stockholder from performing his, her or its obligations under this Agreement.

(e) Stockholder acknowledges that Stockholder has received and reviewed a copy of the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the securityholders of the Company.

(f) No broker, investment banker, financial advisor or other Person (including Stockholder) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Affiliates in connection with the Merger Agreement and the transactions contemplated thereby based upon arrangements made by or on behalf of Stockholder, other than as disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable.

(g) Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their agents or representatives. Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement.

4. Confidentiality. Except to the extent required by applicable law or regulation, Stockholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed the Merger; provided, however, that Stockholder may disclose such information (a) to its attorneys, accountants, consultants, trustees, beneficiaries and other representatives (provided such representatives are subject to substantially similar confidentiality provisions as Stockholder), and (b) to any Affiliate, partner, member, stockholder, parent or subsidiary of Stockholder, provided in each case that Stockholder informs the Person receiving the information that such information is confidential and such Person agrees in writing to abide by the terms of this Section 4. Neither Stockholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company, except as may be required by applicable law in which circumstance such announcing party shall make reasonable efforts to consult with the Company to the extent practicable.

5. Dissenters’ Rights. Stockholder shall not exercise any rights that Stockholder may have (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares that may arise with respect to the Merger or to dissent from the Merger.

6. No Limitation on Actions of Stockholder as Fiduciary. In the event Stockholder (including through any designee or representative thereof) is or becomes during the term of this Agreement a director, officer or other fiduciary of the Company, notwithstanding anything to the contrary in this Agreement, Stockholder shall not be deemed to make any agreement or understanding in this Agreement in its capacity as a director, officer or other fiduciary, and nothing in this Agreement is intended or shall be construed to require Stockholder (or such designee or representative thereof) not to take any action, or in any way limit, govern, restrict, impair or otherwise affect the ability of such Person

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to take any action, to discharge such Person’s rights, duties or obligations as a director, officer or other fiduciary of the Company.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company shall not have any power or authority to direct the Stockholder in the voting of any of the Shares to the extent such Shares are entitled to be voted, except as otherwise provided herein.

8. Termination and/or Amendment of Agreements. The Company and Stockholder acknowledge and agree that the Stockholder Agreement and the Registration Rights Agreement shall, contingent upon the occurrence of the Closing, automatically terminate and be of no force and effect effective immediately prior to the Effective Time, and Stockholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights and similar rights of Stockholder under any such agreements or otherwise. The undersigned who is also a holder of a Company Series D Warrant hereby agrees to the amendment and restatement of such Company Series D Warrant in connection with the Closing to be a warrant to purchase 12,000,000 shares of Parent Common Stock (as adjusted for stock splits, reverse stock splits and the like) at a cash exercise price equal to the average of the closing sale prices of Parent Common Stock as quoted on NASDAQ CM for the thirty (30) consecutive trading days commencing with the first trading day immediately following the Effective Time (as adjusted for stock splits, reverse stock splits and the like) and which amended and restated Company Series D Warrant shall be exercisable commencing on the first anniversary of the date of the Effective Time and ending on the fourth anniversary of the Effective Time and will be in a form otherwise reasonably acceptable to Parent and such holder.

9. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(i)     if to the Company, to:

Evofem Biosciences, Inc.

12400 High Bluff Drive

Suite 600

San Diego, California 92130

Attention: Chief Financial Officer

Telephone No.: 858-550-1900

Facsimile No.: 844-828-2010

(ii)    if to Stockholder, to the address set forth for Stockholder on the signature page hereof.

(b) Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation of this Agreement, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity and Stockholder hereby waives any and all defenses that could exist in his, her or its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto, which counterparts may be executed and delivered electronically; it being understood that all parties need not sign the same counterpart.

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(e) Entire Agreement; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of the Company, and any such assignment or delegation that is not consented to shall be null and void; provided, however, that Stockholder may, without the prior written consent of the Company, assign or delegate, in whole or in part, this Agreement and any rights, interests or obligations hereunder, to any Affiliate of Stockholder that acquires any of the Owned Shares, which assignment or delegation shall not relieve Stockholder of its obligations hereunder. This Agreement, together with any rights, interests or obligations of the Company hereunder, may be assigned or delegated in whole or in part by the Company to any direct or indirect wholly owned subsidiary of the Company without the consent of or any action by Stockholder upon notice by the Company to Stockholder as provided herein, provided, however, that the Company shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including any Person to whom any Shares are sold, transferred or assigned).

(f) Third Party Beneficiary. Stockholder and the Company acknowledge and agree that Parent is an intended third party beneficiary under this Agreement with respect to the obligations of Stockholder set forth herein.

(g) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative (but without duplication) with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States District Court for the District of Delaware (and each appellate court therefrom), in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court (and each appellate court therefrom). The parties hereby consent to and grant any such court jurisdiction over the person of

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such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9(a) shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of Delaware.

(j) Termination. This Agreement shall terminate and shall have no further force or effect from and after the earlier of (i) the Expiration Time and (ii) the date that is five Business Days following the date on which the board of directors of the Company effects a Company Change in Recommendation pursuant to Section 5.2(c) of the Merger Agreement (unless such Company Change in Recommendation has been rescinded or otherwise negated during such five Business Day period). In the case of the foregoing clause (ii), the obligations of Stockholder under this Agreement shall be automatically suspended prior to the termination of this Agreement during any period in which the board of directors of the Company has effected a Company Change in Recommendation pursuant to Section 5.2(c) of the Merger Agreement and such Company Change in Recommendation has not been rescinded or otherwise negated. Following the termination of this Agreement, there shall be no liability or obligation on the part of Stockholder, provided that if the Closing occurs, the provisions of Section 5 (Dissenters’ Rights) and this Section 9 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no such termination shall relieve any party from liability for any willful breach of this Agreement prior to such termination.

(k) Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

(l) Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(m) Additional Documents, Etc. Stockholder shall execute and deliver any additional documents reasonably necessary or desirable (without adverse consequences to Stockholder) to carry out the purpose and intent of this Agreement.

(n) No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed and delivered by all parties thereto and (b) this Agreement is executed and delivered by all parties hereto.

(o) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(p) Acknowledgements. Each party to this Agreement acknowledges that (a) DLA Piper LLP (US) (“DLA”), counsel for Parent and Merger Sub, represented Parent and Merger Sub in

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connection with this Agreement, the Merger and related transactions, (b) DLA has not represented Stockholder in connection with this Agreement, the Merger or otherwise, and (c) Stockholder acknowledges that he, she or it has had the opportunity to consult with his, her or its own counsel.

(q) Nothing herein shall limit or affect the rights of any party hereto arising under or in connection with the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Company Support Agreement to be executed as of the date first above written.

EVOFEM BIOSCIENCES, INC.:

By:
Name:	Saundra Pelletier
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Company Support Agreement to be executed as of the date first above written.

STOCKHOLDER:

Signature

(Name and Title)

(Address)

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Annex A

Shares beneficially owned on the date hereof:

                                  shares of Company Common Stock

                                  shares of Company Series A Preferred Stock

                                  shares of Company Series B Preferred Stock

                                  shares of Company Series C Preferred Stock

                                  shares of Company Series C-1 Preferred Stock

                                  shares of Company Series D Preferred Stock

                                  Company Options to Purchase Company Common Stock

                                  Company Warrants to Purchase Company Capital Stock

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EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

EVOFEM BIOSCIENCES, INC.

Solely in the event of any failure by the undersigned equityholder (“Stockholder”) of Evofem Biosciences, Inc., a Delaware corporation (the “Company”), to act in accordance with its obligations as to voting or executing a written consent within three Business Days such written consent is provided by Company or its representatives with respect to the matters contemplated by Section 2(a) of the Company Support Agreement (as defined below), the undersigned Stockholder hereby irrevocably (to the fullest extent permitted by applicable law and effective upon the occurrence of such failure) appoints the Chief Executive Officer and Chief Financial Officer of the Company, and each of them, or any other designee of the Company, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to represent the undersigned and to vote at any annual, special or adjourned meeting of the stockholders of the Company or any class thereof (including by executing and delivering written consents pursuant to the Delaware General Corporation Law) and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned Stockholder of the Company as of the date of this Irrevocable Proxy are listed on Annex A to this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given by the undersigned with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and the undersigned agrees not to grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined below).

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to the Company Support Agreement, dated as of the date hereof, by and between the Company and the undersigned (the “Company Support Agreement”), and is granted in consideration of the Company entering into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Neothetics, Inc. (“Parent”), Nobelli Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). As used herein, the term “Expiration Time” shall mean the earliest occurrence of (a) the Effective Time (as defined in the Merger Agreement), (b) the date and time of the valid termination of the Merger Agreement in accordance with its terms, (c) such date and time designated by mutual written agreement between the parties to the Company Support Agreement, and (d) any change to the terms of the Merger Agreement without the prior written consent of Stockholder that (1) reduces or changes the form of the Merger Consideration (as defined in the Merger Agreement) or any other consideration otherwise payable with respect to the Company Options (as defined in the Merger Agreement) and/or Company Warrants (as defined in the Merger Agreement) beneficially owned by Stockholder, (2) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Stockholder, or (3) imposes any material restrictions or obligations on Stockholder, or (4) otherwise amends the Merger Agreement in any material respect

CONFIDENTIAL

(without, in the case of clause (4), the prior written consent of Stockholder, such consent not to be unreasonably withheld).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time following the time this Irrevocable Proxy becomes effective in accordance with the first paragraph hereof and prior to the Expiration Time, to act as the undersigned’s attorney and proxy to represent the undersigned and vote the Shares, and to exercise all voting and similar rights of the undersigned with respect to the Shares (including the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other matter that is reasonably necessary to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, the approval of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Company Common Stock (as defined in the Merger Agreement) from 157,836,540 authorized shares to 322,836,540 authorized shares and the approval of the issuance of warrants to purchase up to approximately 158,999,371 shares of Company Common Stock to Investor (as defined in the Merger Agreement) as an inducement to Investor to enter into the Financing Agreement and (b) against any Adverse Proposal (as defined in the Company Support Agreement to which this Irrevocable Proxy is attached); provided that such attorneys and proxies shall not vote or execute any consent with respect to any Shares (i) to amend the Merger Agreement, or take any action that results or would reasonably be expected to result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (A) decreases the amount or changes the form of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Stockholder, (B) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration or any other consideration otherwise payable with respect to the Company Options and/or Company Warrants beneficially owned by Stockholder, (C) imposes any material restrictions or obligations on Stockholder, or (D) otherwise amends the Merger Agreement in any material respect (without, in the case of clause (D), the prior written consent of Stockholder, not to be unreasonably withheld) or (ii) with respect to any proposal submitted to a vote of the stockholders of the Company to approve any payment which would, in the absence of such approval, constitute a parachute payment under Section 280G of the Code.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned Stockholder may vote the Shares, in its sole discretion, on all other matters.

The provision of this Irrevocable Proxy shall attach to the Shares, all authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

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This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Company. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated:

STOCKHOLDER:

Signature

(Name and Title)

(Address)

(Telephone Number)

CONFIDENTIAL

Annex A

Shares beneficially owned on the date hereof:

                                  shares of Company Common Stock

                                  shares of Company Series A Preferred Stock

                                  shares of Company Series B Preferred Stock

                                  shares of Company Series C Preferred Stock

                                  shares of Company Series C-1 Preferred Stock

                                  shares of Company Series D Preferred Stock

                                  Company Options to Purchase Company Common Stock

                                  Company Warrants to Purchase Company Capital Stock